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Exhibit 5(b): Disability Rider.

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                               DISABILITY RIDER

BENEFIT - When we receive proof that disability of the Insured began while this rider was in force and has continued for six months or more, we will:

     (a) increase your cash value by any monthly deduction amounts that had been paid for the period of disability after the policy month in which disability began. Interest for these amounts will be added to your cash value.

     (b) waive future payments of the monthly deduction amount for this policy during the time the Insured is disabled until the maturity date of this policy.

If disability begins prior to the end of the grace period and ends in the death of the Insured before the disability has continued for six months, we upon receipt of proof of such disability and death, will continue this policy in force until the time of death. Any unpaid monthly deduction amounts will be deducted from the death benefit.

DEFINITION OF DISABILITY - Disability means incapacity which:

     (a) results from either bodily injury sustained or disease first manifested while this rider is in force;

     (b) begins after the date of issue of this rider and before the policy anniversary date following the Insured's 60th birthday; and

     (c) prevents the Insured from doing for pay or profit any activity for which the Insured is qualified by training, education or experience.

NOTICE OF CLAIM AND PROOF OF DISABILITY - Written notice of claim must be given to us:

     (a)  during the lifetime of the Insured;

     (b)  during the continuance of disability.

If it is shown that it was not reasonably possible to give timely notice, and it was given as soon as possible, the notice will be considered as given in time.

Written proof of disability must be given to us within 90 days after notice of claim.

If it is shown that:

          (1)  it was not reasonably possible to furnish timely proof;

          (2)  proof was given as soon as possible; and

          (3) proof is furnished within one year (except in cases of legal incapacity);

then failure to furnish us with timely proof shall not affect this benefit.

PROOF OF CONTINUANCE OF DISABILITY - We may require proof of the continuance of disability. This proof may include that the Insured be examined at reasonable intervals at our expense. After disability has continued for two years, proof will be required only once a year. If the Insured fails to furnish proof, no further monthly deduction amounts will be waived.

EXCLUSIONS - This rider is not effective if disability results from:

     (a)  war or act of war declared or undeclared;

     (b)  intentional self-inflicted injuries; or

     (c) injury sustained or disease which first manifests itself before the issuance of this rider unless such disability started more than two years after the issuance of this rider.

INCONTESTABILITY - We will not contest the validity of this rider after it has been in force during the lifetime of the Insured and without the occurrence of disability of the Insured for two years from its date of issue. The date of issue of this rider is the date of issue of this policy or the effective date shown for this rider on page 3 if added later.
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TERMINATION - This rider will terminate:

     (a)  on the policy anniversary following the Insured's 60th birthday; or

     (b)  at the expiration of the grace period.

The termination of this rider will not affect any benefits you are entitled to.

This rider may also be terminated by written request of the owner and return of this policy to us. The monthly deduction amount for this policy will be reduced by the cost of the rider shown below.

GENERAL - This rider is part of the policy to which it is attached. It is subject to all of the policy provisions which are not inconsistent with the rider provisions.

                         Companion Life Insurance Company


                               /s/ M. Jane Huerter

                                                  Secretary

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                    TABLE OF MONTHLY CHARGES FOR EACH $1.00
                          OF MONTHLY DEDUCTION AMOUNT
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               MALE                                         FEMALE
               ----                                         ------
     ATTAINED        CHARGE FOR                 ATTAINED             CHARGE FOR
       AGE           EACH $1.00                   AGE                EACH $1.00
       ---           ----------                   ---                ----------
      l-40              .07                      l-30                    .07
       41               .08                     31-40                    .09
       42               .08                       41                     .l0
       43               .08                       42                     .ll
       44               .09                       43                     .ll
       45               .09                       44                     .ll
       46               .09                       45                     .12
       47               .09                       46                     .13
       48               .l0                       47                     .13
       49               .l0                       48                     .14
       50               .ll                       49                     .15
       51               .13                       50                     .16
       52               .14                       51                     .19
       53               .16                       52                     .21
       54               .19                       53                     .24
       55               .22                       54                     .27
       56               .25                       55                     .31
       57               .27                       56                     .36
       58               .29                       57                     .39
       59               .32                       58                     .43
                                                  59                     .46

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